Exhibit (a)(5)(N)

TubeMogul Employee Frequently Asked Questions

1.	What is a “tender offer”?

Through a tender offer, a bidder makes a public offer directly to a company’s stockholders to purchase their company shares for cash, stock or a combination of both. In our case, Adobe Systems Incorporated, through a subsidiary, Tiger Acquisition Corporation (“Purchaser”), is offering to buy all outstanding shares of common stock of TubeMogul (the “Offer”). During the Offer, TubeMogul stockholders will have an opportunity to “tender” their shares to Adobe in exchange for $14.00 per share in cash, without interest and subject to any required tax withholding.

2.	Should I tender my Shares? How do I do that?

The TubeMogul Board of Directors unanimously approved the transaction and recommends that stockholders tender their shares into the Offer. All TubeMogul stockholders will separately receive additional information regarding the terms of the Offer and instructions on how to tender their shares. All TubeMogul stockholders should carefully read the information sent to them.

3.	When will the transaction close?

The closing of the Offer is still subject to the tender of a majority of TubeMogul’s outstanding common stock to Adobe and other offer conditions, including government regulatory approvals. We expect the Offer to close during Adobe’s Q1 2017, which is between December and February.

4.	What can I expect between now and closing?

Until the transaction closes, TubeMogul will continue to operate as a separate, independent company. TubeMogul’s employee salaries, compensation and benefits will not change through closing.

5.	What will happen to my TubeMogul RSUs and stock options at closing?

The Offer is being made only for outstanding shares of TubeMogul common stock. Holders of outstanding exercisable stock options or RSUs may participate in the Offer only if they first exercise such stock options or become vested in such RSUs in accordance with the terms of the applicable stock plan and other applicable agreements, and then tender the shares of common stock issued upon such exercise or such vesting and settlement. Any such exercise or settlement should be completed prior to the end of the Offer period to assure that you will have sufficient time to comply with the procedures for tendering your shares.

Unvested RSUs and unvested stock options continue to vest according to their current vesting schedule. As of the closing of the merger, any unvested RSUs and unvested stock options held by anyone who is a current employee of TubeMogul as of the effective time of the merger (“Current Employee”) will convert into Adobe stock awards based on an exchange rate specified in the merger agreement.

Any vested, but unreleased RSUs and vested, but unexercised options held by a Current Employee will automatically be converted into the right to receive payment. For vested, but unreleased RSUs, the payment amount will be an amount equal to the number of issuable RSUs multiplied by $14.00. For vested, but unexercised stock options, the payment will be an amount equal to the difference between $14.00 and the applicable option exercise price, multiplied by the number of exercisable shares. If the exercise price per share of any stock option equals or exceeds $14.00 per share, such stock option will automatically be cancelled, without any payment to the holder.

All payments will be subject to applicable withholding taxes and will be made as soon as reasonably practicable after the closing date. As we get nearer to the closing, you will receive additional information.

6.	What will happen to my ESPP contributions for the current purchase period that began on August 17, 2016?

The TubeMogul ESPP remains the same through the effective time of the Merger. One business day prior to the closing of the Merger, amounts you have contributed into your ESPP plan account will be used to purchase shares of TubeMogul common stock. At closing, your purchased shares will be cancelled and automatically converted into the right to receive an amount equal to the number of purchased shares multiplied by $14.00, subject to applicable withholding taxes.

Additional Information and Where to Find It

This communication is not a recommendation or an offer to purchase or a solicitation of an offer to sell shares of common stock of TubeMogul. The solicitation and the offer to buy shares of TubeMogul common stock has been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, form of letter of transmittal and related tender offer documents, and a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer, as filed with the SEC on November 18, 2016. Purchaser and the Company have mailed these documents to the stockholders of the Company. These documents, as they may be amended from time to time, contain important information about the tender offer and stockholders of the Company are urged to read them carefully prior to making any decisions with respect to the Offer. Stockholders of the Company are able to obtain a free copy of these documents at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. In addition, the Solicitation/Recommendation Statement and the other documents filed by the Company with the SEC have been made available to all stockholders of the Company free of charge at http://investor.tubemogul.com.

Cautionary Notice Regarding Forward-Looking Statements

All statements in this communication that are not statements of historical fact are forward looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. These statements involve risks and uncertainties that could cause TubeMogul’s actual results to differ materially from those expressed or implied in forward-looking statements, including, but not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of TubeMogul’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for TubeMogul will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require TubeMogul to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the proposed transaction on TubeMogul’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and partners and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from TubeMogul’s ongoing business operations; (ix) the risk that unexpected costs will be incurred in connection with the proposed transaction; (x) changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; (xi) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (xii) other factors as set forth from time to time in TubeMogul’s filings with the Securities and Exchange Commission, which are available on TubeMogul’s investor relations website (http://investor.tubemogul.com) and on the SEC’s website (www.sec.gov). All information provided in this communication is as of the date hereof, and stockholders of TubeMogul are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. TubeMogul does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this communication, or to reflect the occurrence of unanticipated events, except as required by applicable law.